Exhibit 10.O

October 29, 2018

Michael Ueland
216 Bridle Creek Drive
Cary, North Carolina 27513

Dear Mike,
On behalf of Digi International Inc., I am pleased to promote you to President, IoT Products & Services, reporting to Ron Konezny, President & CEO. (Please see Contingent Offer section below.) Your employment remains “at will” and can be terminated by the Company at any time.
Compensation
Your annualized total compensation target for this position is $510,000. The annualized base salary is $300,000 with an annualized incentive target of $210,000. You will continue to participate in Digi International’s Executive Incentive Plan.
Benefits
With this promotion, you will be eligible to participate in Digi’s $500,000 Executive Life Insurance program.  If accepted by the carrier, Digi International will pay the full annual premium.  This is in addition to the basic optional life insurance programs offered to all employees. You otherwise will continue to participate in Digi’s other benefits programs generally made available to all Digi employees.
Equity Award
We will recommend to the Board of Directors a grant of 40,000 stock options. The options will have a per share exercise price equal to the closing sale price of a share of common stock on the Grant Date. Options will vest over four years at a rate of 25% upon completion of one year, then proportionate monthly vesting thereafter. The stock option agreement will contain a change in control provision that provides for accelerated vesting if within one year following a change in control, your employment is terminated either by the Company without cause or by you for good reason per the descriptions of such termination events in the current Digi International omnibus equity compensation plan and applicable equity grant documents. The Grant Date will be the first day that the Digi International trading window reopens in October.
In addition, we will recommend to the Board of Directors a Restricted Stock award of 20,000 shares. This award will vest 25% annually on the anniversary of the Grant Date. Restricted Stock Award Agreement will contain the same change in control provision.
Severance Agreement
The terms of your existing Severance Agreement with Digi International dated September 23, 2016 shall remain in full force and effect.
Contingent Promotion
This promotion is contingent upon the following:

1.	Approval of the offer by the Compensation Committee of the Board of Directors and your election as an Officer by the Board of Directors.

2.
Your completion of a Directors and Officers questionnaire and review and approval of the same by Digi’s in-house legal counsel to confirm you have no conflicts of interest, related party transactions or other issues that require analysis and review.

Commencement Date and Offer Acceptance
This promotion will be effective November 1, 2018. Please indicateyour acceptance of this offer by signing and returning one of the enclosed copies.
Sincerely,

Digi International Inc.

/s/ Mary Maruska
Mary Maruska
Director, Human Resources

Offer accepted:

/s/ Michael Ueland      November 1, 2018
Michael Ueland              Start Date